EXHIBIT 99

TD Banknorth Inc. to Present at the Lehman Brothers 2005 Financial Services Conference in New York and the Scotia Capital Financials Summit 2005 in Toronto


PORTLAND, Maine-September 8, 2005--TD Banknorth Inc. (NYSE: BNK) announced today that William J. Ryan, Chairman, President, and Chief Executive Officer, will present at the Lehman Brothers 2005 Financial Services Conference at The Hilton New York, 1335 Avenue of the Americas, in New York City, New York from 7:45 a.m. - 8:20 a.m. EST on Tuesday, September 13, 2005.

A live webcast of the Lehman Conference will be available at http://customer.talkpoint.com/LEHM002/091305a_cs/default.asp?entity=TDBank.
Shortly after the conference, a replay of the webcast will be available for a period of at least 30 days from the Investor Relations section of the TD Banknorth website at http://www.tdbanknorth.com.

TD Banknorth Inc. also announced today that Peter J. Verrill, Senior Executive Vice President and Chief Operating Officer, will present at the Scotia Capital Financials Summit 2005 at The Fairmont Royal York Hotel, 100 Front Street West, in Toronto, Canada from 1:20 p.m. - 1:55 p.m. EST on Tuesday, September 13, 2005.

A live webcast of the Scotia Capital Conference will be available at http://insinc.com/scotia/20050913/preflight.html. Shortly after the conference, a replay of the webcast will be available for a period of at least 30 days from the Investor Relations section of the TD Banknorth website at http://www.tdbanknorth.com.

About TD Banknorth Inc.

TD Banknorth Inc. is a leading banking and financial services company headquartered in Portland, Maine and a majority-owned subsidiary of TD Bank Financial Group. At June 30, 2005, TD Banknorth had $31.8 billion of total consolidated assets and provided financial services to over 1.3 million households in the Northeast. TD Banknorth's banking subsidiary, TD Banknorth, N.A., operates banking divisions in Maine, New Hampshire, Massachusetts, Connecticut, Vermont and upstate New York. TD Banknorth and TD Banknorth, N.A. also operate subsidiaries and divisions in insurance, wealth management, merchant services, mortgage banking, government banking and other financial services and offer investment products in association with PrimeVest Financial Services, Inc. TD Banknorth common stock trades on the New York Stock Exchange under the symbol "BNK". For more information, visit http://www.tdbanknorth.com.

CONTACT: TD Banknorth Inc.
Jeffrey Nathanson, 207-761-8517

SOURCE: TD Banknorth Inc.